Exhibit 10(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of BlackRock ETF Trust of our report dated September 23, 2024, relating to the financial statements and financial highlights, which appears in BlackRock U.S. Industry Rotation ETF’s (now known as iShares U.S. Industry Rotation Active ETF) Annual Report on Form N-CSR for the period March 26, 2024 (commencement of operations) through July 31, 2024. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

November 21, 2024